MFS VARIABLE INSURANCE TRUST

                       MFS EMERGING MARKETS EQUITY SERIES

         Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated January 24, 1996, as amended, (the "Declaration"), of MFS Variable Insurance Trust (the "Trust"), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that MFS Emerging Markets Equity Series, a series of the Trust, has been terminated.


         IN WITNESS WHEREOF, the undersigned have executed this certificate this 12th day of March, 2001.

JEFFREY L. SHAMES

Jeffrey L. Shames
38 Lake Avenue
Newton, MA   02159

NELSON J. DARLING, JR.

Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907




WILLIAM R. GUTOW

William R. Gutow
3 Rue Dulac
Dallas, TX  75230